Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

WJ Communications, Inc.:

We have audited the accompanying consolidated balance sheet of WJ Communications, Inc. and subsidiaries (the “Company”) as of December 31, 2007, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedules based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of WJ Communications and subsidiaries at December 31, 2007, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements effective January 1, 2007, the Company also changed its method of accounting for uncertainties in income taxes in accordance with Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—An interpretation of FASB Statement No. 109”.

/s/ Deloitte & Touche LLP

San Jose, California

March 28, 2008

WJ COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(In thousands, except share and per share amounts)

December 31, 2007
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$14,018
Short-term investments	2,698
Receivables (net of allowances of $440)	6,977
Inventories	6,443
Other current assets	1,144

Total current assets	31,280

PROPERTY, PLANT AND EQUIPMENT, net	5,511
Goodwill	6,834
Intangible assets, net	692
Other assets	179

$44,496

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	3,926
Accrued liabilities	3,262
Income tax contingency liability	54
Deferred margin on distributor inventory	2,687
Restructuring accrual	3,182

Total current liabilities	13,111

Restructuring accrual	7,941
Other long-term obligations	597

Total liabilities	21,649

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.01 par value—10,000,000 shares authorized, no shares issued and outstanding	—
Common stock, $0.01 par value—100,000,000 shares authorized, 70,932,414 shares issued and outstanding in 2007	709
Treasury stock—2,410,814 shares in 2007	(24)
Additional paid-in capital	212,972
Accumulated deficit	(190,810)

Total stockholders’ equity	22,847

$44,496

See notes to consolidated financial statements.

WJ COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share amounts)

Year Ended December 31, 2007
Consolidated Statement of Operations:
Sales, net	$43,944
Cost of goods sold	22,927

Gross profit	21,017
Operating expenses:
Research and development	14,904
Selling and administrative	15,248
Acquired in-process research and development	—
Restructuring credits	(171)
Gain on the sale of assets held for sale	(901)

Total operating expenses	29,080

Loss from operations	(8,063)
Interest income	793
Interest expense	(78)
Other income (expense)—net	123

Loss before income taxes	(7,225)
Income tax benefit	(338)

Net loss	$(6,887)

See notes to consolidated financial statements.

WJ COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS

(In thousands)

Year Ended December 31, 2007
Net loss	$(6,887)
Other comprehensive gains:
Unrealized holding gains on securities arising during period net of reclassification adjustments and taxes	—

Comprehensive loss	$(6,887)

See notes to consolidated financial statements.

WJ COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

(In thousands, except share amounts)

	Common Stock		Treasury Stock		Additional Paid-in Capital
	Shares	Dollars	Shares	Dollars
Balance, December 31, 2006	69,354,888	$693	(2,039,743)	$(20)	$208,840
Net loss
Common stock issued	1,321,285	13	—	—	430
Exercise of stock options	256,241	3	—	—	347
Shares repurchased for tax withholding on employee stock transactions	—	—	(371,071)	(4)	(546)
Stock-based compensation	—	—	—	—	3,901

Balance, December 31, 2007	70,932,414	$709	(2,410,814)	$(24)	$212,972

	Accumulated Deficit	Other Comprehensive Loss	Total Stockholders’ Equity
Balance, December 31, 2006	$(183,923)	$—	$25,590
Net loss	(6,887)	—	(6,887)
Common stock issued	—	—	443
Exercise of stock options	—	—	350
Shares repurchased for tax withholding on employee stock transactions	—	—	(550)
Stock-based compensation	—	—	3,901

Balance, December 31, 2007	$190,810	$—	$22,847

See notes to consolidated financial statements.

WJ COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

Year Ended December 31, 2007
OPERATING ACTIVITIES:
Net loss	$(6,887)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	3,474
Amortization of deferred financing costs	32
Gain (loss) on sale of assets held for sale	(901)
Restructuring charges (credits)	(171)
Stock based compensation	3,901
Allowance for doubtful accounts	28
Amortization of (premiums) discounts on short-term investments	(7)
Net changes in:
Receivables	(1,246)
Inventories	(1,162)
Other assets	419
Accruals and accounts payable	(1,414)
Income tax contingency liability	(365)
Deferred margin on distributor inventory	(137)
Restructuring liabilities	(3,923)

Net cash used in operating activities	(8,359)

INVESTING ACTIVITIES:
Purchase of short-term investments	(9,862)
Proceeds from sale and maturities of short-term investments	15,570
Purchases of property, plant and equipment	(2,180)
Proceeds on disposal of property, plant and equipment	1,635

Net cash provided by investing activities	5,163

FINANCING ACTIVITIES:
Principal payments on capital lease	(19)
Payments on long-term borrowings	(32)
Repurchase of common stock	(552)
Net proceeds from issuances of common stock	793

Net cash provided by financing activities	190

Net decrease in cash and cash equivalents	(3,006)
Cash and cash equivalents at beginning of period	17,024

Cash and cash equivalents at end of period	$14,018

Other cash flow information:
Income taxes paid	$34
Interest paid	45
Noncash investing and financing activities:
Increase in accounts payable related to property, plant and equipment purchases	36

See notes to consolidated financial statements.

WJ COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year Ended December 31, 2007

1. ORGANIZATION AND OPERATIONS OF THE COMPANY

WJ Communications, Inc. (formerly Watkins Johnson Company, “we”, “us”, “our” or the “Company”) was formed after a recapitalization merger with Fox Paine on January 31, 2000. We were originally incorporated in California and reincorporated in Delaware in August 2000.

We are a radio frequency (“RF”) semiconductor company providing RF product solutions worldwide to communications equipment companies. We design, develop and manufacture innovative, high performance products for both current and next generation wireless and cable networks, and RF identification (“RFID”) systems. Our RF product solutions are comprised of advanced, highly functional RF semiconductors, components and integrated assemblies which address the radio frequency challenges of these various systems. We currently generate the majority of our revenue from our products utilized in wireless networks. Revenue from our products used in RF identification systems represents a less significant portion of our current revenue however we believe they represent one of our future growth opportunities. The RF challenge is to create product designs that function within the unique parameters of different wireless system architectures. Our solution is comprised of design expertise, advanced device technology and manufacturability. Our communications products are used by telecommunication equipment manufacturers supporting and facilitating mobile communications, enhanced voice services, data and image transport. Our objective is to be the leading supplier of innovative RF semiconductors products.

2. SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION—The consolidated financial statements include the accounts of the Company and its subsidiaries after elimination of all intercompany balances and transactions.

CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS—Cash and cash equivalents consist of money market funds and commercial paper acquired with original maturity or remaining maturity at date of purchase of 90 days or less and are stated at cost plus accrued interest which approximates market value. Short-term investments consist primarily of high-grade debt securities (A rating or better) with maturities greater than 90 days from the date of acquisition and are classified as available-for-sale. Short-term investments classified as available-for-sale are reported at fair market value with unrealized gains or losses excluded from earnings and reported as other comprehensive income (loss), a separate component of stockholders’ equity, net of tax, until realized. Net realized gains and losses are included in the accompanying consolidated statements of operations as other income.

FAIR VALUE OF FINANCIAL INSTRUMENTS—The carrying value of cash and cash equivalents, receivables and accounts payable are a reasonable approximation of their fair market value due to the short-term maturities of those instruments. Short-term investments are classified as available-for-sale and reported at fair market value with unrealized gains or losses excluded from earnings and reported as a separate component of stockholders’ equity, net of tax, until realized.

INVENTORIES—Inventories are stated at the lower of cost, using average-cost basis, or market. Cost of inventory items is based on purchase and production cost including labor and overhead. Write-downs, when required, are made to reduce excess inventories to their estimated net realizable values. Such estimates are based on assumptions regarding future demand and market conditions. These write-downs amounted to approximately $1.0 million for the year ended December 31, 2007. If actual conditions become less favorable than the assumptions used, an additional inventory write-down may be required. Inventories, at December 31, 2007 consisted of the following (in thousands):

December 31, 2007
Finished goods	$1,495
Work in progress	976
Raw materials and parts	3,972

$6,443

PROPERTY, PLANT AND EQUIPMENT—Property, plant and equipment are stated at cost. Provision for depreciation and amortization is primarily based on the straight-line method over the assets’ estimated useful lives ranging from four to ten years. Leasehold improvements are amortized over the shorter of the remaining lease term or the asset’s useful life. Costs incurred to maintain property, plant and equipment that do not increase the useful life of the underlying asset are expensed as incurred. Asset retirement obligations are amortized over the useful life of the related asset.

At December 31, 2007 property, plant and equipment consisted of the following (in thousands):

	Estimated Useful Life	December 31, 2007
Buildings and leasehold improvements	4 - 10 years	$3,664
Machinery and equipment	5 - 7 years	17,598

		21,262
Accumulated depreciation and amortization		(15,751)

Property, plant and equipment—net		$5,511

Depreciation and amortization expense was $3.5 million in 2007.

IMPAIRMENT OF LONG-LIVED ASSETS—In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Factors the Company considers that could trigger an impairment review include the following: significant underperformance relative to expected historical or projected, future operating results; significant changes in the manner of use of the acquired assets or the strategy for the overall business; significant negative industry or economic trends; or significant technological changes, which would render equipment and manufacturing processes obsolete. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of these assets to future undiscounted cash flows expected to be generated by these assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets No impairment losses were incurred in 2007.

REVENUE RECOGNITION—The Company recognizes revenue in accordance with SEC Staff Accounting Bulletin (“SAB”) 104, “Revenue Recognition.” SAB 104 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services rendered; (3) the fee is fixed or determinable; and (4) collectibility is reasonably assured. Determination of criteria (3) and (4) are based on management’s judgments regarding the fixed nature of the fee charged for products delivered and the collectibility of those fees. The Company recognizes revenue from its distribution channels when its distributors have sold the product to the end customer. Revenue is deferred until resale, title of products sold to distributors transfers upon shipment. Accordingly, shipments to distributors are reflected in the consolidated balance sheets as accounts receivable and a reduction of inventories at the time of shipment. Deferred revenue and the corresponding cost of sales on shipments to distributors are reflected in the consolidated balance sheet on a net basis as “Deferred margin on distributor inventory.”

Authorized Price Reductions for Specific End Customer Sales Opportunities (“Ship & Debit Allowance”): Since the Company recognizes revenue from its distributor channels only when the Company’s distributors sold the product to the end customers, the Ship & Debit Allowance will offset revenue only when the products with pre-authorized price reductions have been shipped to the end customer otherwise it will offset “Deferred margin on distributor inventory”. As of December 31, 2007, the Company’s Ship & Debit Allowance was $207,000.

Distributor Price Protection: If the Company reduces the prices of its products as negotiated with the distributor, the distributor may receive a credit for the difference between the price paid by the distributor and the reduced price on applicable unsold products remaining in the distributor’s inventory on the effective date of the price reduction assuming that inventory is less than 24 months old as determined by the original invoice date. When the Company recognized revenue for the shipment to its distributors, the Company reserved for distributor price protection per issue 4 of EITF 01-9 based on specific identification of its initiated price reductions and the associated reported distributor inventory. There were no such price reductions in 2007.

Development Contracts: The Company may enter into contracts to perform research and development for others meeting the requirements of Statement of Financial Accounting Standards No. 68 “Research and Development Arrangements”. Revenue under these development agreements is recognized when applicable contractual non-refundable milestones have been met, including deliverables, and does not exceed the amount that would be recognized using the percentage-of-completion accounting method based on the actual physical completion of work performed and the ratio of costs incurred to total estimated costs to complete the contract are also followed. Given the duration and nature of these development contracts, the Company believes that recognizing revenue under the percentage completion method best represents the legal and economic results of contract performance on a timely basis. Losses on contracts are recognized when determined. Revisions in estimates are reflected in the period in which the conditions become known. These development contracts with customers have enabled the Company to accelerate its own product development efforts. Such development revenues have only partially funded its product development activities, and the Company generally retains ownership of the products developed under these arrangements. As a result, the Company classifies all development costs related to these contracts as research and development expenses. The achievement of contractual milestones is evidenced by written documentation provided by the customer in accordance with the applicable terms and conditions of each contract. In any period, progress on the contract is based on input measures (direct labor dollars, direct material costs and direct outside processing costs) in the ratio of costs incurred to total estimated costs. Estimated costs to complete are provided by engineering personnel directly involved in the development program and are reviewed by management and finance personnel for reasonableness given the known facts and circumstances. A number of internal and external factors can affect our estimates, including labor rates, utilization and efficiency variances and specification and testing requirement changes. If different conditions were to prevail such that accurate estimates could not be made, then the use of the completed contract method would be required and the recognition of all revenue and costs would be deferred until the project was completed. If we bill the customer prior to performing services under the development agreement, the amounts are recorded as deferred revenue. The Company recorded revenue of $338,000, under development agreements in 2007. The Company recorded deferred revenue of $36,000 at December 31, 2007.

PRODUCT WARRANTY—The Company generally sells products with a limited warranty of product quality and a limited indemnification of customers against intellectual property infringement claims related to the Company’s products. Such warranty generally ranges from 12 to 24 months. The Company accrues for known warranty and indemnification issues if a loss is probable and can be reasonably estimated, and accrues for estimated incurred but unidentified issues based on historical activity. The Company estimates the cost of warranty based on the warranty period for the product, the historical field return rates for a given product or family of products and the average cost required to repair or replace the product. Components of the reserve for warranty costs during 2007 consisted of the following (in thousands):

December 31, 2007
Beginning balance	$30
Additions related to current period sales	29
Warranty costs incurred in the current period	(45)
Adjustments to accruals related to prior period sales	20

Ending balance	$34

INCOME TAXES—In accordance with SFAS No. 109, “Accounting for Income Taxes,” the consolidated financial statements include provisions for deferred income taxes using the liability method for transactions that are reported in one period for financial accounting purposes and in another period for income tax purposes. Deferred tax assets, net are recognized when management believes realization of future tax benefits of temporary differences is more likely than not. In estimating future tax consequences, generally all expected future events are considered (including available carryback claims), other than enactment of changes in the tax law or rates. Valuation allowances are established to reduce deferred tax assets to the amount that is more likely than not to be realized.

On January 1, 2007, the Company adopted the Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—An interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes” and prescribes a recognition threshold and measurement attributes for financial statement disclosure of tax positions taken or expected to be taken on a tax return. Under FIN 48, the impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. As a result of the implementation of FIN 48, the Company recognized a cumulative adjustment to the liability for unrecognized income tax benefits in the amount of $825,000, which was accounted for as a reduction to the January 1, 2007 net deferred tax asset and valuation allowance balances. At the adoption date of January 1, 2007, the Company had $1.2 million of unrecognized tax benefits, $24,000 of which would affect its effective tax rate if recognized. At December 31, 2007, the Company had $1.5 million of unrecognized tax benefits.

LOSS PER SHARE INFORMATION—Basic loss per share is computed using the daily weighted average number of common shares outstanding for the period. Diluted loss per share includes the above and reflects the potential dilution that could occur if stock options whose exercise price are less than the average share price for the period were exercised or converted into common stock and shares related to contributions under the Employee Stock Purchase Plan for pending purchases, however, such adjustments are excluded when they are anti-dilutive. In determining the dilutive effect of the stock options, the number of shares resulting from the assumed exercise of the options is reduced by the number of shares that could have been purchased by the Company with the proceeds from the exercise of such options including excess tax benefits and unamortized deferred stock compensation.

CONCENTRATION OF CREDIT RISK—Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash, cash equivalents, short-term investments and trade receivables. The Company maintains cash in bank deposit accounts, which usually exceeds federally insured limits. The Company has not experienced any losses in such accounts. The Company invests in a variety of financial instruments such as money market funds, commercial paper and high quality corporate bonds, and, by policy, limits the amount of credit exposure with any one financial institution or commercial issuer. At December 31, 2007, three customers represented 45%, 20% and 15% of the total accounts receivable balance. The Company maintains an allowance for doubtful accounts based upon the expected collectibility of receivables.

USE OF ESTIMATES—The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Key estimates include allowance for doubtful accounts, reserves for sales returns, write-down of excess and obsolete inventories, income tax contingency reserves, valuation of deferred tax assets and restructuring accruals. Actual results could differ from those estimates.

RECENT ACCOUNTING PRONOUNCEMENTS—In July 2006, the FASB issued Financial Interpretation No. 48, Accounting for Uncertainty in Income Taxes, (“FIN 48”) as an interpretation of FASB Statement No. 109, Accounting for Income Taxes (“SFAS 109”). The Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 was effective for us beginning January 1, 2007. Differences between the amounts recognized in the statements of financial position prior to the adoption of FIN 48 and the amounts reported after adoption should be accounted for as a cumulative-effect adjustment recorded to the beginning balance of retained earnings. The Company adopted the provisions of FIN 48 on January 1, 2007. As a result of adoption, the Company recognized a cumulative adjustment to the liability for unrecognized income tax benefits in the amount of $825,000, which was accounted for as a reduction to the January 1, 2007 net deferred tax asset and valuation allowance balances.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”) and related FASB statements of position, which provides guidance for using fair value to measure assets and liabilities. The pronouncements clarifies (1) the extent to which companies measure assets and liabilities at fair value; (2) the information used to measure fair value; and (3) the effect that fair value measurements have on earnings. SFAS 157 will apply whenever another standard requires (or permits) assets or liabilities to be measured at fair value. SFAS 157 is effective for the Company as of January 1, 2008. The Company does not expect the adoption of SFAS 157 to have a significant impact on its financial position or results of operations.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS No. 159). SFAS No. 159 permits companies to choose to measure certain financial instruments and certain other items at fair value. The standard requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings. SFAS No. 159 is effective for the Company beginning in the first quarter of fiscal year 2008. The Company does not expect the adoption of SFAS 159 to have a significant impact on its financial position or results of operations.

3. INVESTMENTS

Available-for-Sale Investments

Investments, which are classified as available-for-sale, are summarized below for December 31, 2007 (in thousands):

					Classified on Balance Sheet as:
	Purchase/ Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Aggregate Fair Value	Cash and Cash Equivalents	Short-term Investments
As of December 31, 2007
Fixed income securities	$9,869	$—	$—	$9,869	$4,578	$2,698
Money market funds	2,678	—	—	2,678	5,292	—

Total	$12,567	$—	$—	$12,567	$9,870	$2,698

As of December 31, 2007 $9.8 million of fixed income securities had contractual maturities of six months or less, respectively. There were no fixed income securities that had a contractual maturity beyond six months.

Impairment of Investments

The Company monitors its investment portfolio for impairment on a periodic basis. In the event that the carrying value of an investment exceeds its fair value and the decline in value is determined to be other-than-temporary, an impairment charge is recorded and a new cost basis for the investment is established. In order to determine whether a decline in value is other-than-temporary, the Company evaluates, among other factors: the duration and extent to which the fair value has been less than the carrying value; the financial condition of and business outlook for the Company, including key operational and cash flow metrics, current market conditions and future trends in the Company’s industry; the Company’s relative competitive position within the industry; and the Company’s intent and ability to retain the investment for a period of time sufficient to allow for any anticipated recovery in fair value.

Risk Management

The Company generally places its investments with high-credit-quality counterparties and, by policy, all financial instruments and counterparties must maintain the following minimally acceptable credit ratings: commercial deposits and corporate obligations A2/A, commercial paper A-1/P-1, municipal notes MIG 1/S and P-1, municipal bonds AAA and asset back securities AAA. The Company, by policy, also limits the amount of credit exposure with any one financial institution or commercial issuer. No significant concentration of credit risk existed at December 31, 2007.

4. BUSINESS COMBINATIONS

EiC Acquisition

On June 18, 2004, the Company completed its acquisition of the wireless infrastructure business and associated assets from EiC. The aggregate purchase price was $13.3 million. In connection with the acquisition, $1.5 million in cash and 294,118 shares of common stock were held in escrow as security against certain financial contingencies. The $1.5 million in cash was released to EiC on May 4, 2005. On May 25, 2006, 147,059 shares of the 294,118 shares held in the escrow account were released and the remaining 147,059 shares were released from escrow on June 16, 2006 to EiC.

The EiC acquisition agreement contained contingency clauses which could have required the Company to pay further compensation of up to $14.0 million if specific revenue and gross margin targets were achieved by March 31, 2005 and March 31, 2006. The Company determined that the revenue and the gross margin targets were not met for both periods. EiC disagreed with the Company’s conclusions. While the Company believes EiC’s assertions are without merit and have notified EiC of such, there can be no assurance as to the eventual outcome of this matter.

The $14.0 million would have been payable 10% in cash and, at the Company’s election, 90% in shares of its common stock. If the targets were fully attained and the Company elected to pay in shares of common stock, the number of additional shares issued would have been 2,540,323 computed at $2.48 per share, which represents the average closing price of the Company’s stock during the ten day period prior to the end of the earnout period. If the Company is ultimately required to pay such consideration, the amounts would be recorded as an increase to goodwill.

The acquisition was accounted for using the purchase method of accounting in accordance with SFAS No. 141, “Business Combinations” (“SFAS No. 141”), and accordingly the Company’s consolidated financial statements from June 18, 2004 include the impact of the acquisition. The following table summarizes the allocation of the total purchase price of the EiC acquisition, as of the date of the acquisition (in thousands):

Property and equipment	$1,124
Inventory	2,038
In-process research and development	8,500
Developed technology	200
Goodwill	1,405

Total purchase price	$13,267

The acquisition was accounted for as a purchase transaction, and accordingly, the assets of EiC were recorded at their estimated fair values at the date of the acquisition. With the exception of the goodwill and acquired in-process research and development (“IPRD”), the identified intangible assets will be amortized on a straight-line basis over their estimated useful lives, with a weighted average life of approximately five years.

A portion of the purchase price, $8.7 million, was allocated to developed and core technology and in-process research and development (“IPRD”). Developed and core technology and IPRD were identified and valued through extensive interviews, analysis of data provided by EiC Corporation concerning developmental products, their stage of development, the time and resources needed to complete them, their expected income generating ability, target markets and associated risks. The income method was the primary technique utilized in valuing the developed and core technology and IPRD. Under the income method, fair value reflects the present value of the projected cash flows that are expected to be generated by the products incorporating the current technologies.

Developmental projects that reached technological feasibility were classified as developed and core technology, and the $200,000 value assigned to developed technology was capitalized to be amortized using the straight-line method over a weighted-average period of five years. Developmental projects that had not reached technological feasibility, and had no future alternative uses were classified as IPRD. The $8.5 million value allocated to projects that were identified as IPRD was charged to acquired in-process research and development in 2004. The value assigned to IPRD comprises the following projects: 12 V heterojunction bipolar transistor (“HBT”) power amplifiers ($1.5 million) and 28 V HBT high power amplifiers ($7.0 million).

The nature of the efforts required to develop the acquired IPRD into commercially viable products principally relate to the completion of planning, designing, prototyping, verification and testing activities that are necessary to establish that the products can be produced to meet their design specifications, including functions, features and technical performance requirements.

In valuing the IPRD, the Company considered, among other factors, the importance of each project to the overall development plan, the projected incremental cash flows from the projects when completed and any associated risks. The projected incremental cash flows were discounted back to their present value using an after-tax discount rate of 25%. This discount rate was determined after consideration of the Company’s weighted average cost of capital and the weighted average return on assets. Associated risks include the inherent difficulties and uncertainties in completing each project and thereby achieving technological feasibility, anticipated levels of market acceptance and penetration, market growth rates and risks related to the impact of potential changes in future target markets.

As part of the acquisition, the Company entered into a sublease with EiC Corporation for 28,160 square feet of space at their facility in Fremont, California. This sublease expired in December 2004 and converted into a month to month lease thereafter. At the end of January 2005 the Company moved the wafer fabrication facility from the Fremont location to its facility in Milpitas, California and ended this sublease.

Telenexus Acquisition

On January 28, 2005, the Company completed its acquisition of Telenexus, Inc. (“Telenexus”). Pursuant to an Agreement and Plan of Merger, dated January 19, 2005, by and between the Company, WJ Newco, LLC (the “WJ Sub”), Telenexus and Richard J. Swanson, Wilfred K. Lau, David Fried, Kurt Christensen and Mark Sutton (collectively the “Shareholders”), Telenexus merged with and into the WJ Sub effective on January 29, 2005. The WJ Sub was the survivor in the merger and is a wholly owned subsidiary of the Company. By virtue of the merger, the Company purchased through the WJ Sub all of the assets necessary for the conduct of the radio frequency identification (“RFID”) business of Telenexus, consisting primarily of, and including, but not limited to RFID modules, baseband processing algorithm technology, applications software and realizations of several reader product designs.

The consideration paid by the Company on the closing date in connection with the merger consisted of cash in the amount of $3.0 million and 2,333,333 shares of the Company’s common stock valued at $8.2 million at the closing date. Including acquisition costs of $230,000, the aggregate purchase price for the net assets of Telenexus totaled $11.4 million. The fair value of the Company’s common stock was determined based on the average closing price per share of the Company’s common stock over a 5-day period beginning two trading days before and ending two trading days after the amended terms of the acquisition were agreed to and announced (January 31, 2005).

In addition to the closing consideration, the sellers could have been entitled to further compensation of up to $2.5 million in cash and up to 833,333 shares of the Company’s common stock if the Company achieved certain revenue targets by July 28, 2006. The Company determined that the revenue targets were not met and communicated its conclusion to the selling shareholders. The acquisition was accounted for using the purchase method of accounting in accordance with SFAS No. 141, “Business Combinations” (“SFAS No. 141”), and accordingly the Company’s consolidated financial statements from January 28, 2005 include the impact of the acquisition.

In accordance with SFAS No. 141, the total purchase price was allocated to the tangible and intangible assets acquired and liabilities assumed based upon their respective estimated fair values at the acquisition date with the excess purchase price allocated to goodwill. The Company determined that acquiring Telenexus, Inc. was a more cost effective means of developing the RFID products and technology necessary to continue to enhance its RFID reader offerings to further capitalize on market opportunity than developing the products and technology internally. The acquisition also offered the Company the opportunity to shorten the time it takes to bring additional RFID reader products and technology to market. The valuation of the identifiable intangible assets acquired reflects management’s estimates. The following table summarizes the allocation of the total purchase price of the Telenexus acquisition, as of the date of the acquisition (in thousands):

Net tangible assets	$579
In-process research and development	3,400
Amortizable intangible assets:
Developed technology	40
Customer relationships	900
Trademarks and trade names	700
Non-competition agreements	400
Goodwill	5,401

Total purchase price	$11,420

With the exception of the goodwill and IPRD, the identified intangible assets consisting of existing technology, customer relationships, trademarks and trade names and non-competition agreements will be amortized on a straight-line basis over their estimated useful lives, with a weighted average life of approximately eight years. In accordance with SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”), goodwill of $5.5 million will not be amortized and will be tested for impairment at least annually or whenever events or changes in circumstances indicate that the carrying value may not be recoverable in accordance with the Company’s policy on impairment analysis.

Prior to the acquisition, the Company and Telenexus had entered into an agreement to jointly design, develop and produce a Personal Computer Memory Card International Association (“PCMCIA”) Type II Multi-Protocol RFID reader. The Company has evaluated the effective settlement of this preexisting executory contract and the associated reacquired right to the use of its technology in accordance with Emerging Issues Task Force (“EITF”) 04-1 “Accounting for Preexisting Relationships between the

Parties to a Business Combination.” The Company has determined that the effective settlement of the executory contract and the associated reacquired right to use its technology was neither favorable nor unfavorable as the agreement represented fair value when compared to similar market transactions and there were no stated settlement provisions in the contract.

A portion of the purchase price, $3.4 million, was allocated to developed and core technology and IPRD. Developed and core technology and IPRD were identified and valued through extensive interviews, analysis of data provided by Telenexus concerning developmental products, their stage of development, the time and resources needed to complete them, their expected income generating ability, target markets and associated risks. The income method was the primary technique utilized in valuing the developed and core technology and IPRD. Under the income method, fair value reflects the present value of the projected cash flows that are expected to be generated by the products incorporating the current technologies.

Developmental projects that reached technological feasibility were classified as developed and core technology, and the $40,000 value assigned to developed technology was capitalized to be amortized using the straight-line method over a weighted-average period of fourteen months. Developmental projects that had not reached technological feasibility, and had no future alternative uses were classified as IPRD. The $3.4 million value allocated to projects that were identified as IPRD was charged to acquired in-process research and development in the accompanying condensed consolidated statements of operations for the nine months ended October 2, 2005. The value assigned to IPRD comprises the following projects: multi-protocol readers ($1.3 million), Smart readers ($900,000) and Class 3 readers ($1.2 million). The value of these projects was determined by estimating the discounted net cash flows from the sale of the products resulting from the completion of the projects, reduced by the portion of the revenue attributable to developed technology and the percentage of completion of the project.

In valuing the IPRD, the Company considered, among other factors, the importance of each project to the overall development plan, the projected incremental cash flows from the projects when completed and any associated risks. The projected incremental cash flows were discounted back to their present value using an after-tax discount rate of 25%. This discount rate was determined after consideration of the Company’s weighted average cost of capital and the weighted average return on assets. Associated risks include the inherent difficulties and uncertainties in completing each project and thereby achieving technological feasibility, anticipated levels of market acceptance and penetration, market growth rates and risks related to the impact of potential changes in future target markets.

5. GOODWILL AND INTANGIBLE ASSETS

The Company periodically evaluates its goodwill in accordance with SFAS No. 142 for indications of impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors the Company considers important that could trigger an impairment review include significant under-performance relative to historical or projected future operating results, significant changes in the manner of the Company’s use of the acquired assets or the strategy for the Company’s overall business, or significant negative industry or economic trends. If these criteria indicate that the value of the goodwill may be impaired, an evaluation of the recoverability of the net carrying value is made. Irrespective of the aforementioned circumstances where impairment indicators are present, the Company is required by SFAS No. 142 to test its goodwill for impairment at least annually. The Company has chosen the end of its fiscal month of May as the date of its annual impairment test. The Company has determined its goodwill was not impaired as of May 31, 2007 and as of December 31, 2007.

Intangible assets are recorded at cost, less accumulated amortization.

The following tables present details of the Company’s purchased intangible assets (in thousands):

		As of December 31, 2007
Description	Useful Life	Gross	Accumulated Amortization	Net
EiC acquisition
Purchased developed technology	5 years	$200	$140	$60
Telenexus acquisition
Purchased developed technology	1.2 years	40	40	—
Customer relationships	7 years	900	376	524
Non-competition agreements	4 years	400	292	108

Total identified intangible assets		$1,540	$848	$692

For the year ended December 31, 2007, amortization of purchased intangible assets included in cost of goods sold was approximately $40,000. For the year ended December 31, 2007, amortization of purchased intangible assets included in operating expense was approximately $229,000. Amortization is computed using the straight-line method over the estimated useful life of the intangible asset. The intangible assets related to purchased developed technology is amortized to cost of goods sold. The intangible assets related to customer relationships, trademarks and trade names and non-competition agreements with sales/engineering personnel are amortized to operating expense. The Company expects that annual amortization of acquired intangible assets to be as follows (in thousands):

	EiC	Telenexus	Total
Fiscal year:
2008	$40	$229	$269
2009	20	136	156
2010		129	129
2011	—	128	128
2012	—	10	10

Total amortization	$60	$632	$692

6. BORROWING ARRANGEMENTS

On January 23, 2007, the Company entered into a fifth amendment to extend the maturity date from January 21, 2007 to June 30, 2008 to its Amended and Restated Loan and Security Agreement (the “Revolving Credit Facility”) between Comerica Bank and the Company dated September 23, 2003. Comerica also provided the Company with a letter agreement, starting on January 22, 2007, that the Company had a 30-day grace period until the credit facility automatically expired during which period the credit facility remained in full force without lapse or termination. Interest rates on outstanding borrowings are periodically adjusted based on certain financial ratios and are initially set, at our option, at LIBOR plus 2.0% or Prime less 0.25%. The Revolving Facility requires the Company to maintain certain financial ratios, (such as a minimum unrestricted cash balance and a minimum tangible net worth), and contains limitations on, among other things, the Company’s ability to incur indebtedness, pay dividends and make acquisitions without the bank’s permission. The Revolving Facility is secured by substantially all of the Company’s assets. The Company was in compliance with the covenants as of December 31, 2007. As of December 31, 2007, the borrowings available to the Company under the Revolving Facility was $10 million. As of December 31, 2007, there were no outstanding borrowings under the Revolving Facility. We have letters of credit of $3.8 million available as of December 31, 2007 that are being used as collateral on our leased facilities and workers compensation obligations.

7. OTHER LONG-TERM OBLIGATIONS

Long-term obligations, excluding amounts due within one year, consist of the following (in thousands):

December 31, 2007
Environmental remediation (Note 10)	$48
Deferred rent	520
Long-term advances and deposits	29

Total	$597

8. STOCKHOLDERS’ EQUITY

STOCK OPTION PLANS—During 2000, the Company’s “2000 Stock Incentive Plan” and “2000 Non-Employee Director Stock Compensation Plan” (collectively the “Plans”) were adopted and approved by the Board and the Company’s stockholders. Under the Plans, the Company may grant incentive awards in the form of options to purchase shares of the Company’s common stock, restricted shares, common stock and stock appreciation rights to participants, which include non-employee directors, officers and employees of and consultants to the Company and its affiliates. On May 22, 2002, the Board approved the adoption of an amendment to the Company’s “2000 Stock Incentive Plan” to increase the number of shares of common stock authorized for issuance from 16,500,000 to 19,000,000 shares.

This plan amendment did not affect any other terms of the “2000 Stock Incentive Plan.” On May 29, 2003, the Board approved the adoption of an amendment to the Company’s “2000 Non-Employee Director Compensation Plan” to increase the number of shares of common stock authorized for issuance from 570,000 to 800,000, which was approved by the Company’s stockholders on July 15, 2003 at the Company’s Annual Meeting of Stockholders. Also on May 29, 2003, the Board approved the adoption of a second amendment to the Company’s “2000 Stock Incentive Plan” so that options granted to employees under the “2000 Stock Incentive Plan” will qualify as performance-based compensation under Internal Revenue Code Section 162(m) and thereby not be subject to a deduction limitation. Particularly, the amendment to the “2000 Stock Incentive Plan” provides that no employee or prospective employee shall be granted one or more options within any fiscal year which in the aggregate are for the purchase of more than 3,000,000 shares. On June 1, 2006, the Company’s Board of Directors approved the adoption of an amendment to the Company’s “Amended and Restated 2000 Non-Employee Director Compensation Plan” to increase the number of shares of common stock authorized for issuance from 800,000 to 1,000,000, which was approved by the Company’s stockholders on July 20, 2006 at the Company’s Annual Meeting of Stockholders. The total number of shares of common stock authorized for issuance pursuant to the Plans is 22,000,000 shares.

On May 23, 2001, the Company’s 2001 Employee Stock Incentive Plan was adopted and approved by the Board and the Company’s stockholders. Under the “2001 Employee Stock Incentive Plan”, the Company may grant incentive awards in the form of options to purchase shares of the Company’s common stock, restricted shares, common stock and stock appreciation rights to participants, which include employees which are not officers and directors of the Company and its affiliates and consultants to the Company and its affiliates. The total number of shares of common stock reserved and available for grant under the “2001 Employee Stock Incentive Plan” is 2,000,000 shares. Shares subject to award under the “2001 Employee Stock Incentive Plan” may be authorized and unissued shares or may be treasury shares. Stock options may include incentive stock options, nonqualified stock options or both, in each case, with or without stock appreciation rights.

During 2007 the Compensation Committee of the Board of Directors awarded 3,187,238 Performance Accelerated Restricted Stock Units to employees (PARSUs) to employees under the “2001 Employee Stock Incentive Plan”. The PARSUs vest upon the achievement of performance targets that are determined by the Compensation Committee of the Board of Directors. Any PARSUs that do not vest upon the achievement of performance targets cliff vest at the end of four years.

The Company’s Board of Directors approved the adoption of an amendment to the Company’s “Amended and Restated 2000 Stock Incentive Plan” to increase the number of shares of common stock authorized for issuance from 19,000,000 to 19,500,000, which was approved by the Company’s stockholders on July 19, 2007 at the Company’s Annual Meeting of Stockholders.

The Company’s Board of Directors approved the adoption of an amendment to the Company’s “Amended and Restated 2000 Non-Employee Director Compensation Plan” to increase the number of shares of common stock authorized for issuance from 1,000,000 to 1,250,000, which was approved by the Company’s stockholders on July 19, 2007 at the Company’s Annual Meeting of Stockholders.

The Company’s stock option plans provide that options granted under the stock option plans will have a term of no more than 10 years. Options granted under the stock option plans have vesting periods ranging from two to four years. The provisions of the stock option plans provide that under certain circumstances, such as a change in control, the achievement of certain performance objectives, or certain liquidity events, the outstanding option may be subject to accelerated vesting. As of December 31, 2007 the number of shares available for future grants under the above plans was 3,206,895. Stock options may include incentive stock options, nonqualified stock options or both, in each case, with or without stock appreciation rights and PARSUs.

STOCK-BASED COMPENSATION

During the fiscal year 2007, the Company granted only PARSUs to employees and stock options to the Board of Directors. The Company uses the Black-Scholes option pricing model to determine the fair value of stock options and employee stock purchase plan shares. The determination of the fair value of stock-based payment awards on the date of grant using an option-pricing model is affected by the Company’s stock price as well as assumptions regarding a number of complex and subjective variables. These variables include the Company’s expected stock price volatility over the expected term of the awards, actual and projected employee stock option exercise behaviors, risk-free interest rate and expected dividends.

The Company estimates the expected term of options granted by reviewing annual historical employee exercise behavior of option grants with similar vesting periods and the expected life assumptions of semiconductor peer companies. The Company’s estimate of pre-vesting option forfeitures is based on historical pre-vest termination rates and those of semiconductor peer companies and it records stock-based compensation expense only for those awards that are expected to vest. The Company considered (along with its own actual experience) the forfeiture rates of semiconductor peer companies due to its lack of extensive history. The Company’s volatility assumption is forecasted based on its historical volatility over the expected term. The Company bases the risk-free interest rate that it uses in the option pricing model on U.S. Treasury zero-coupon issues with remaining terms similar to the expected term on the options. The Company does not anticipate paying any cash dividends in the foreseeable future and therefore uses an expected dividend yield of zero in the option pricing model. The Company is required to estimate forfeitures at the time of grant and revise those estimates in subsequent periods if actual forfeitures differ from those estimates. All share based payment awards are amortized on a straight-line basis over the requisite service periods of the awards, which are generally the vesting periods.

The weighted average fair value of stock-based awards granted in fiscal year 2007 reported below have been estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions:

2007
Employee Stock Option Plans:
Fair value	$0.74
Dividend yield	0.0%
Volatility	81.1%
Risk free interest rate at the time of grant	4.9%
Expected term to exercise (in months from the grant date)	53
Employee Stock Purchase Plan:
Fair value	$0.55
Dividend yield	0.0%
Volatility	78.1%
Risk free interest rate at the time of grant	3.9%
Expected term to exercise (in months from the grant date)	6

The following table presents details of stock-based compensation expense by functional line item (in thousands):

2007
Cost of goods sold	$687
Research and development	908
Selling and administrative	2,306

$3,901

The amounts included in the year ended December 31, 2007 reflect the adoption of SFAS 123R. The impact on basic and diluted net loss per share for the year ended December 31, 2007 from the adoption of SFAS 123R was $0.06.

Activity under the stock option plans during 2007 is set forth below:

	Shares	Weighted Average Exercise Price
2007
Granted (weighted average fair value of $0.74 per option)	3,331,238	$0.07
Exercised	(591,610)	$0.59
Cancelled	(1,267,707)	$1.39
At December 31:
Outstanding	10,360,201	$1.02
Exercisable	3,768,739	$1.70

The total intrinsic value of options exercised during 2007 was $637,000.

The aggregate intrinsic value of options and PARSUs outstanding and options and PARSUs exercisable as of December 31, 2007 was $3.1 million and $0, respectively. The intrinsic value is calculated as the difference between the market value as of December 31, 2007 and the exercise price of shares that were in the money at December 31, 2007. The market value of as December 31, 2007 was $0.74 as reported by NASDAQ.

As of December 31, 2007, the weighted average remaining contractual life of stock options and PARSUs outstanding and exercisable was 6.8 years and 5.0 years respectively.

The following table summarizes information concerning currently outstanding and exercisable options at December 31, 2007:

	Options Outstanding			Options Exercisable
Range of Exercise Price	Number Outstanding	Weighted Average Years of Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.00 to $0.01	4,173,563	8.7	$0.00	—	$—
$0.02 to $1.00	743,500	7.7	$0.93	421,583	$0.93
$1.01 to $1.50	2,989,988	3.3	$1.39	2,012,408	$1.39
$1.51 to $2.00	990,750	8.2	$1.66	528,750	$1.65
$2.01 to $3.00	1,179,000	7.8	$2.56	588,958	$2.60
$3.01 to $5.00	275,000	6.4	$3.41	212,500	$3.43
$5.01 to $15.00	5,000	2.9	$12.94	2,500	$12.94
$15.01 to $26.75	3,400	2.8	$26.75	2,040	$26.75

	10,360,201	6.8	$1.02	3,768,739	$1.70

As of December 31, 2007, there was $4.3 million of unrecognized compensation cost, adjusted for estimated forfeitures, related to non-vested stock-based awards granted to employees and non-employee members of the Board of Directors. The unrecognized compensation cost is expected to be recognized over a weighted average period of 2.7 years. If there are any modifications or cancellations of the underlying unvested securities, the Company may be required to accelerate, increase or cancel any remaining unearned stock-based compensation expense. Future stock-based compensation expense and unearned stock-based compensation will increase to the extent that the Company grants additional equity awards to employees or assumes unvested equity awards in connection with acquisitions.

Restricted (i.e., non-vested) stock activity under the Company’s stock incentive plans during the year ended December 31, 2007 is set forth below, (in thousands except per share amounts):

	Shares	Weighted Average Grant Date Fair Value per Share
Unvested at December 31, 2006	783,904	$1.65
Grants	—	$—
Vested	(586,656)	$1.68

Unvested at December 31, 2007	197,248	$1.56

The total intrinsic value of restricted stock vested during the year ended December 31, 2007 was $348,000 based on the vest date intrinsic value.

As of December 31, 2007, there was $144,000 of unrecognized compensation cost related to unvested restricted stock awards which is expected to be recognized over a weighted average period of 0.6 years. In addition, additional compensation cost may be recognized on performance based restricted stock awards if the performance targets become probable of achievement.

EMPLOYEE STOCK PURCHASE PLAN (“ESPP”)—In May 2001, the Company’s stockholders approved the adoption of the Company’s 2001 Employee Stock Purchase Plan (the “Purchase Plan”). Up to 2,250,000 shares of Common Stock may be issued under the Purchase Plan. Under the plan, all eligible employees may purchase shares of the Company’s common stock at six-month intervals at 85% of fair market value (calculated in the manner provided under the plan). Employees purchase such stock using payroll deductions, which may not exceed 15% of their total cash compensation. The plan imposes certain limitations upon an employee’s right to acquire common stock, such as no employee may be granted rights to purchase more than $25,000 worth of common stock for each calendar year in which such rights are at any time outstanding

In fiscal 2007, 168,936 and 230,324 shares were issued under this Purchase Plan at an average price of $1.44 and $0.83 for the Purchase Plan intervals ended May 2007 and November 2007, respectively. At December 31, 2007, 537,322 shares were available for future issuance under the Purchase Plan.

As of December 31, 2007, there was $37,000 of unamortized compensation cost related to the Purchase Plan. The unamortized compensation cost is expected to be recognized over a weighted average period of 0.5 year.

9. INCOME TAXES

The components of loss before income taxes consist of the following (in thousands):

Year ended December 31, 2007
Loss before income taxes:
United States	$(7,160)
Foreign	(65)

$(7,225)

The expense (benefit) from federal and state income taxes is as follows. Foreign income before income taxes was insignificant for the year.

2007
(in thousands)
Current:
Federal	$(83)
State	(301)
Foreign	46

Total current	(338)
Deferred:
Federal	—
State	—
Foreign
Total deferred	—

Total	$(338)

In 2007 we recorded a net tax benefit of $338,000 primarily related to prior period exposures that were no longer expected to have any cash effect, partially offset by state and foreign taxes.

The differences between the effective income tax rate as applied to loss from operations and the statutory federal income tax rate are as follows:

2007
Statutory federal tax rate	(35.0)%
Research and development credit	(8.9)
State taxes, net of federal tax benefit	(5.6)
Foreign taxes	0.6
Other	1.3
Prior period tax exposures with no cash effect	(5.6)
Change in valuation allowance	48.5

Effective tax rate	(4.7)%

Deferred tax assets are recognized when management believes realization of future tax benefits of temporary differences is more likely than not. In estimating future tax consequences, all expected future events are considered (including available carryback claims), other than enactment of changes in the tax law or rates. Valuation allowances are established to reduce deferred tax assets to the amount that is more likely than not to be realized. Deferred tax amounts are comprised of the following at December 31 (in thousands):

2007
Net operating loss	$30,032
Restructuring accrual	4,533
Depreciation and amortization	10,042
Accounts receivable valuation	179
Inventory valuation	1,893
Stock related compensation	1,611
Tax credits	8,438
Employee benefit related accruals	348
Other	772

Total deferred tax assets	57,848
Valuation allowance	(57,848)

Total deferred tax assets	$—

Income tax contingency liability	$54

As of December 31, 2007, the Company had $1.7 million in federal minimum tax credit carryforwards which are available indefinitely. The Company also had federal R&D tax credit carryforwards of $5.6 million, which begin to expire in 2012. Additionally, the Company had state tax credit carryforwards of $3.2 million of which $0.6 million begin to expire in 2009 and $2.6 million are available indefinitely.

At December 31, 2007 the Company had $71.5 million of federal net operating loss carryforwards which will expire beginning in 2023. The Company also had state net operating loss carryforwards of $93.0 million, which begin to expire in 2013. $7.5 million of the federal losses and $7.5 million of state losses relate to stock option deductions, and when recognized, the income tax benefit of these losses will be accounted for as a credit to stockholders’ equity on the Balance Sheet rather than the Statement of Operations.

Current federal and state tax laws include substantial restrictions on the utilization of net operating losses and tax credits in the event of an “ownership change” of a corporation. Accordingly, the Company’s ability to utilize net operating loss and tax credit carryforwards may be limited as a result of such an ownership change. Such a limitation could result in the expiration of carry forwards before they are utilized.

On January 1, 2007, the Company adopted the Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—An interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes” and prescribes a recognition threshold and measurement attributes for financial statement disclosure of tax positions taken or expected to be taken on a tax return. Under FIN 48, the impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Additionally, FIN 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. As a result of the implementation of FIN 48, the Company recognized a cumulative adjustment to the liability for unrecognized income tax benefits in the amount of $825,000, which was accounted for as a reduction to the January 1, 2007 net deferred tax asset and valuation allowance balances. At the adoption date of January 1, 2007, the Company had $1.2 million of unrecognized tax benefits, inclusive of interest and penalties, $24,000 of which would affect its effective tax rate if recognized. At December 31, 2007, the Company had $1.5 million of unrecognized tax benefits, inclusive of interest and penalties, $30,000 of which would affect its effective tax rate if recognized.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Unrecognized Tax Benefits
(in thousands)
Balance at January 1, 2007	$1,240
Additions for Tax Positions of Current Period	200
Additions for Tax Positions of Prior Years	30

Balance at December 31, 2007	$1,470

The total amount of net unrecognized tax benefits that, if recognized, would affect the effective tax rate is $22,000, exclusive of interest, as of December 31, 2007. The Company recognizes interest and penalties, if any, related to unrecognized tax benefits in income tax expense. The liability for unrecognized tax benefits included accrued interest and penalties of approximately $2,000 and $8,000 at January 1, 2007 and December 31, 2007, respectively.

The Company files income tax returns in the U.S. federal jurisdiction, a few states and foreign jurisdictions. As of December 31, 2007, the federal returns for the years ended 2004 through the current period and certain state returns for the years ended 2003 through the current period are still open to examination. However, due to the fact the Company had net operating losses and credits carried forward in most jurisdictions, certain items attributable to technically closed years are still subject to adjustment by the relevant taxing authority through an adjustment to tax attributes carried forward to open years.

The reconciliation of the unrecognized gross tax benefit of $1.5 million on the balance sheet is as follows: $30,000 in the income taxes payable, and $1.4 million as a reduction to deferred tax assets. The total amount of unrecognized tax benefit, net of federal benefit for the deduction of such items as interest that, if recognized, would affect the effective tax rate is $30,000.

Uncertain tax positions relate primarily to the determination of the research and development tax credit. The Company estimates that there will be no material changes in its uncertain tax positions in the next 12 month.

10. COMMITMENTS AND CONTINGENCIES

Commitments

The Company leases its facilities under various non-cancelable operating leases expiring through January 2011. See Note 11 for a discussion of restructuring charges recorded related to these leases.

Minimum lease commitments as of December 31, 2007 under non-cancelable leases are as follows (in thousands):

Operating Leases
Lease payments:
2008	$4,468
2009	4,635
2010	4,762
2011	1,044
Remaining years	—

Total	$14,909

Rent expense in 2007 was $3.0 million.

The Company subleases to third parties approximately 31,800 square feet of its abandoned leased space under non-cancelable operating leases expiring through January 2011. This sublease income is incorporated in the restructuring charges related to our lease loss accruals (see Note 12).

Minimum sublease income commitments as of December 31, 2007 under non-cancelable leases are as follows (in thousands):

Operating Leases
Sublease rental income:
2008	$508
2009	249
2010	251
2011	21
Remaining years	—

Total	$1,029

Sublease rental income earned in 2007 was $666,000.

On May 23, 2007, we entered into a one year wafer manufacturing and supply agreement with AmpTech which provides for AmpTech to manufacture and supply wafers to us utilizing our wafer production processes and for us to purchase such wafers. During the initial term of the agreement, we are required to provide AmpTech with orders for a minimum quantity of wafers periodically, beginning after AmpTech is able to consistently deliver wafers. AmpTech is in process of passing qualifications and is expected to start delivering wafers by April of 2008 and thereafter we estimate our obligation to purchase wafers during the agreement term to be approximately $250,000.

We recently have reached a licensing agreement in principle with The Lemelson Foundation to resolve the four beam processing and LOCOS patents issue described in litigation, for a total fee of $115,000.

We have recorded a liability of $426,000 for cancellation charges for product which we subsequently determined we were unable to use.

Environmental Remediation

Our current operations are subject to federal, state and local laws and regulations governing the use, storage, disposal of and exposure to hazardous materials, the release of pollutants into the environment and the remediation of contamination. The Company has an accrued liability of $54,000 as of December 31, 2007 to offset estimated program oversight, remediation actions and record retention costs. Expenditures charged against the provision totaled $8,000, in 2007.

The Company continues to be in compliance with the remedial action plans being monitored by various regulatory agencies at its former Palo Alto and Scotts Valley sites. The Company has entered into funded fixed price remediation contracts and obtained cost-overrun and unknown pollution conditions insurance coverage. The Company believes that it is remote that it would incur any significant liability beyond which it has recorded. The Company does ultimately retain responsibility for these environmental liabilities and in the unlikely event that the environmental firm and the insurance company do not meet their obligations.

With respect to our other former production facilities, to date either no contamination of significance has been identified or reported to us or the regulatory agency involved has granted closure with respect to the identified contamination. Nevertheless, we may face environmental liabilities related to these sites in the future.

Indemnification

As part of the Company’s normal ongoing business operations and consistent with industry practice, the Company enters into numerous agreements with other parties, which apportion future risks among the parties to the transaction or relationship governed by the agreements. One method of apportioning risk is the inclusion of provisions requiring one party to indemnify the other against losses that might otherwise be incurred by the other party in the future. Many of the Company’s agreements contain an indemnity or indemnities that require us to perform certain acts, such as remediation, as a result of the occurrence of a triggering event or condition. The Company is a party to a variety of agreements pursuant to which it may be obligated to indemnify the other party with respect to certain matters. Typically, these obligations arise in the context of contracts entered into by the Company, under which the Company customarily agrees to hold the other party harmless against losses arising from a breach of representations and covenants related to such matters as title to assets sold, certain IP rights, specified environmental matters, and certain income taxes. In each of these circumstances, payment by the Company is conditioned on the other party making a claim pursuant to the procedures specified in the particular contract, which procedures typically allow the Company to challenge the other party’s claims. Further, the Company’s obligations under these agreements may be limited in terms of time and/or amount, and in some instances, the Company may have recourse against third parties for certain payments made by the Company.

The nature of these numerous indemnity obligations are diverse and each has different terms, business purposes, and triggering events or conditions. Consistent with customary business practice, any particular indemnity obligation incurred is the result of a negotiated transaction or contractual relationship for which we have accepted a certain level of risk in return for a financial or other type of benefit. In addition, the indemnities in each agreement vary widely in their definitions of both triggering events and the resulting obligations contingent on those triggering events. It is not possible to predict the maximum potential amount of future payments under these or similar agreements due to the conditional nature of the Company’s obligations and the unique facts and circumstances involved in each particular agreement. Historically, payments made by the Company under these agreements were insignificant and the Company is unable to estimate the maximum potential impact of these indemnification provisions on its future results of operations.

As permitted under Delaware law, the Company has agreements whereby we indemnify our officers and directors for certain events or occurrences while the officer or director is, or was serving, at our request in such capacity. The indemnification period covers all pertinent events and occurrences during the officer’s or director’s lifetime. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited; however, the Company has director and officer insurance coverage that reduces its exposure and enables it to recover a portion of any future amounts paid. The Company believes the estimated fair value of these indemnification agreements in excess of applicable insurance coverage is not significant.

Other Contingencies

From time to time, the Company is involved in various legal actions which arise in the ordinary course of its business activities. Management does not currently believe that any adverse outcome from these matters would ultimately have a material impact on the Company’s results of operations or financial position. However, there can be no assurance that this will ultimately be the case.

11. EMPLOYEE BENEFIT PLANS

The Company has an Employees’ Investment 401(k) Plan that covers substantially all U.S. employees and provides that the Company match employees’ salary deferrals up to 3% of eligible employee compensation. The amounts charged to operations were $377,000, in 2007.

12. RESTRUCTURING CHARGES

The following table summarizes restructuring accrual activity recorded during the year ended December 31, 2007 (in thousands):

	Restructuring Plans
	Q3 2001 Lease Loss	Q3 2002 Lease Loss	Q4 2006 Fab Closure	Q2 2007 Personnel	Q3 2007 Restructure	TOTAL
Balance at December 31, 2006	8,554	6,489	174	—	—	15,217
2007 additional charge (credit)	(1,213)	(11)	672	90	291	(171	)(1)
Cash payments	(1,390)	(1,417)	(846)	(90)	(180)	(3,923)

Balance at December 31, 2007	5,951	5,061	—	—	111	11,123	(2)

(1)	The consolidated statements of operations “restructuring charges” for the twelve months ended December 31, 2007, includes the following charges (credits) and restructuring charges that were expensed as incurred (in thousands):

Twelve Months Ended December 31, 2007
Restructuring Plans
Q3 2001 Lease Loss	$(1,213)
Q3 2002 Lease Loss	15
Q4 2002 Fab Closure	(1)
Q2 2007 Personnel	90
Q3 2007 Restructure	291

(818)
Expensed as incurred	647

$(171)

(2)	Of the accrued restructuring liability at December 31, 2007, the Company expects $3.2 million of the lease loss to be paid out over the next twelve months. As such, this amount is recorded as a current liability and the remaining $7.9 million to be paid out over the remaining life of the lease of approximately three years is recorded as a long-term liability.

Third Quarter 2007 Restructuring Plans

During the third quarter of 2007 the Company committed to two restructuring plans: 1) transitioning of certain operations to the Philippines and 2) partial abandonment of its lease from its Texas facility.

On August 4, 2007 the Company committed to an offshore program that will result in the transition of the Company’s final test and support operations to the Philippines. The program was commenced during the third quarter of 2007 and is expected to be completed by the end of the first quarter of 2008. The operations were located in the Company’s San Jose, California facility. The restructuring plan covers the severance expense of approximately $149,000.

During the third quarter of 2007, we implemented a restructuring plan for our Texas facility to cover the lease abandonment of the unused portion of our Texas facility and $142,000 was accrued for this restructuring cost. During the fourth quarter of 2007, we reached an early lease termination agreement with the landlord and turned the facility over the landlord late in December which completed this restructuring program. Total costs associated with this program were restructuring costs of $142,000 and operating costs of $7,000.

Second Quarter 2007 Restructuring Plan

The Q2 2007 Restructuring Plan covers the restructuring expenses primarily related to severance payments of approximately $90,000 associated with the reduction of personnel. All expenses under this plan have been settled during the second and third quarters of 2007.

Fourth Quarter 2006 Restructuring Plan

On October 30, 2006, the Company committed to a restructuring plan to close and exit the Company’s Milpitas fabrication facility (“fab”) during the first quarter of 2007. The Company completed the closure of the Milpitas fab at the end of March 2007. The Milpitas fab produced some of the Company’s gallium arsenide semiconductor products and had substantial excess capacity. The Company’s lease of the fab building expired on November 14, 2006 and in accordance with the terms of the lease the Company had continued the lease on a month-to-month basis until the closure of the sale of the fab equipment to AmpTech, Inc (“AmpTech”) as described below. AmpTech then entered into a lease agreement with the owner of the building for the Company’s former Milpitas facility.

On May 23, 2007 the Company entered into an Asset Purchase Agreement with AmpTech to sell certain wafer fabrication equipment from its recently closed Milpitas fabrication facility. The consideration received by the Company consisted of cash in the amount of $1,800,000 and a warrant to purchase 200,000 shares of AmpTech common stock. The fair value of the warrant was $1,400 and was not recorded as an asset due to uncertainty of realization in the future. The company ceased manufacturing at the wafer fabrication facility at the end of March 2007 and subsequently in April 2007 decided to classify the wafer fabrication equipment as held-for sale, with a carrying value of approximately $671,000. The company recorded a gain on the sale of the wafer fabrication equipment of approximately $901,000, net of sales tax provision of $149,000 and property tax of $80,000, which was included in the income from operations in the condensed consolidated statements of operations. The agreement also obligates AmpTech to reimburse the Company for certain expenses. In connection with the agreement, the parties also entered into a one year Wafer Manufacturing and Supply Agreement which provides for AmpTech to manufacture and supply wafers to the Company utilizing the Company’s wafer production processes and for the Company to purchase such wafers. AmpTech is not currently producing wafers for the company and is expected to start delivering in April of 2008. The Company also entered into a License Agreement whereby the Company licensed to AmpTech certain of the Company’s proprietary process technologies subject to certain restrictions. The License Agreement provides for AmpTech to pay the Company a royalty of 5% of its gross revenue from third parties, up to $750,000, and 3% of gross revenue thereafter for the seven year term. Products for the Company produced using the Company’s proprietary technology will not bear a royalty.

The Company has a strategic foundry relationship with Global Communication Semiconductors, Inc. (“GCS”), and with the closure of the Company’s Milpitas fab, GCS is currently the sole source for the supply of its GaAs and InGaP HBT wafers. The Company has entered into a wafer manufacturing and supply agreement with AmpTech to provide an additional source of supply for its GaAs and InGaP HBT wafers, after AmpTech qualifies its wafer fabrication line.

2002 and 2001 Restructuring Plans

During fiscal 2002 and 2001, the Company recorded significant restructuring charges representing the direct costs of exiting certain product lines or businesses and the costs of downsizing the Company’s business. Such charges were established in accordance with Emerging Issues Task Force Issue 94-3 (“EITF 94-3”) “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)” and Staff Accounting Bulletin No. 100, “Restructuring and Impairment Charges.” These charges include abandoned leased properties comprised of future lease payments net of anticipated sublease income, broker commissions and other facility costs, and asset impairment charges on tenant improvements deemed no longer realizable. In determining these estimates, the Company made certain assumptions with regards to its ability to sublease the space and reflect offsetting assumed sublease income in line with its best estimate of current market conditions. These plans are discussed below.

Third Quarter 2002 Restructuring Plan

Lease Loss—In the third quarter of 2002, the Company decided to abandon a portion of its leased facility based on revised anticipated demand for its products and current market conditions. This excess space, for which the Company had a remaining eight year commitment, is located on the first floor of the Company’s current corporate headquarters and originally housed a portion of the Company’s optics and integrated assemblies manufacturing operations. This decision resulted in a lease loss of $11.8 million, comprised of future lease payments net of anticipated sublease income, broker commissions and other facility costs, and an asset impairment charge of $3.2 million for tenant improvements deemed no longer realizable. In determining this estimate, the Company made certain assumptions with regards to its ability to sublease the space and reflected offsetting assumed sublease income in line with the Company’s best estimate of current market conditions.

During 2007, after reviewing current information regarding extension of sub-lease for the facility, the Company revised its lease loss assumptions resulting in a reversal of $15,000 of the lease loss.

As of December 31, 2007, the maximum potential amount of the lease loss for this property is $5.1 million.

Third Quarter 2001 Restructuring Plan

Lease Loss and Leasehold Impairment—In September 2001, the Company decided to abandon a leased facility based on revised anticipated demand for its products and current market conditions. This excess facility, for which the Company had a ten year commitment, is located adjacent to the Company’s current corporate headquarters and was originally developed to house additional administrative and corporate offices to accommodate planned expansion. This decision resulted in a lease loss of $7.4 million, comprised of future lease payments net of anticipated sublease income, broker commissions and other facility costs, and an asset impairment charge of $2.6 million on tenant improvements deemed no longer realizable. In determining this estimate, the Company made certain assumptions with regards to its ability to sublease the space and reflected offsetting assumed sublease income in line with the Company’s best estimate of current market conditions.

During 2007, after reviewing current information regarding extension of sub-leases for the facility when two of our sublease tenants entered into multi-year renewals, the Company revised its lease loss assumptions resulting in a reversal of $1.2 million of the lease loss.

As of December 31, 2007, the maximum potential amount of the lease loss for this property is $7.1 million which is partially offset by $1.0 million of minimum sublease income commitments under non-cancelable sublease rental agreements and $123,000 of estimated net sublease income.

13. RELATED PARTY TRANSACTIONS

On January 31, 2000, the Company entered into a management agreement with Fox Paine & Company, LLC (“Fox Paine”). Fox Paine was the majority stockholder in the Company at that time. Under that agreement, the Company would pay Fox Paine a management fee in the amount of 1% of the prior year’s income before interest expense, interest income, income taxes, depreciation and amortization and equity in earnings (losses) of minority investments, calculated without regard to the fee. No management fee was paid to Fox Paine for the year ended December 31, 2007. In exchange for its management fee, Fox Paine would assists the Company with its strategic planning, budgets and financial projections and help the Company identify possible strategic acquisitions and to recruit qualified management personnel. Fox Paine would also help develop and enhance customer and supplier relationships on behalf of the Company and consult with management on various matters including tax planning and public relations strategies, economic and industry trends and executive compensation. In connection with this agreement, the Company has agreed to indemnify Fox Paine against various liabilities that may arise as a result of the management services it performs. The Company has also agreed to reimburse Fox Paine for its expenses incurred in providing these services. The Company paid Fox Paine $2,000 for the reimbursement of expenses incurred by Fox Paine in 2007.

14. SUBSEQUENT EVENTS

The Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) dated March 9, 2008 with TriQuint Semiconductor, Inc., a Delaware corporation (“Parent”) and its wholly owned subsidiary, ML Acquisition, Inc., a Delaware corporation (“Merger Sub”).

Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into the Company, with the Company as the surviving corporation of the merger (the “Merger”). In the Merger, each share of common stock of the Company, other than those shares with respect to which appraisal rights are properly exercised, will be converted into the right to receive $1.00 per share in cash (the “Merger Consideration”). In addition, each award of restricted stock (“Restricted Stock”) and performance accelerated restricted stock units (“PARSUs”) that are vested will be converted into the right to receive cash in an amount equal to the Merger Consideration and all outstanding options to acquire shares of Company common stock will vest at the effective time of the Merger and holders of such options will receive an amount in cash equal to the excess, if any, of the Merger Consideration over the exercise price per share of the option. Each outstanding award of Restricted Stock and PARSUs that has not vested will continue in effect following the Merger, provided that instead of a right to receive Company stock, the right to receive cash equal to the Merger consideration will be substituted therefor.

The Company’s Board of Directors, unanimously approved the Merger Agreement and determined that the Merger Agreement and the Merger are advisable and both fair to and in the best interest of the Company’s stockholders.

Completion of the Merger is subject to customary closing conditions including approval by the Company’s stockholders. The consideration is expected to be paid by Parent from cash on hand and the transaction is not subject to a financing condition. The parties currently expect that the Merger will be completed in the second quarter of 2008.

The Merger Agreement contains certain termination rights for both the Parent and the Company. In the event that (A) prior to the termination of the Merger Agreement, any alternative proposal or the bona fide intention of any person to make an alternative proposal is publicly proposed or publicly disclosed or otherwise made known to us prior to the time of such termination; (B) either (1) the Merger Agreement is terminated by Parent or the Company because after a special meeting (including any adjournments) stockholder approval was not obtained or (2) the Merger Agreement is terminated by Parent because the Company has breached or failed to perform any material covenant, agreement, representations or warranties of the Merger Agreement; and (C) concurrently with or within nine months after such termination, any definitive agreement providing for a qualifying transaction has been entered into and consummated, the Company is required to pay to Parent a termination fee of $2.45 million (the “Termination Fee”).

If the Company terminates the Merger Agreement prior to obtaining stockholder approval as a result of the board of directors concluding that in light of a superior proposal, it would be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s stockholders under applicable law to not withdraw its recommendation or effect a change in its recommendation that the Company’s stockholders approve the Merger Agreement in a manner adverse to Parent or because the Company’s board of directors shall have approved or recommended a change of recommendation with respect to the Merger Agreement, the Company must pay the Termination Fee to Parent.